Exhibit 24

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of Joseph M. Burnett, Ellisa Cholapranee, Danilo D’Alessandro, Peter G. Piferi, Richard F. Mattern, Kristin C. Dunavant and Whitney L. Robinson, signing singly, the undersigned's true and lawful attorney-in-fact to:

1.	execute for and on behalf of the undersigned, in the undersigned's capacity as a director or executive officer of ClearPoint Neuro, Inc. (the “Company”), a Form ID and Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

2.	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form ID and Forms 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

By signing below, the undersigned does hereby revoke any and all other power of attorney documents previously and otherwise executed in connection with the undersigned’s obligations as a director or executive officer of the Company to complete, execute and file Form IDs and Forms 3, 4 and 5, any amendment or amendments thereto, or to do and perform any and all such other actions which may be necessary or desirable in connection therewith. The undersigned hereby gives notice to all who have received, relied on or acted upon such previously executed power of attorney documents and all other interested parties that the undersigned withdraws every power and authority thereby given and declares such power of attorney documents null and void and of no further force or effect.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed on the 21st day of October, 2021.

By: /s/ Linda M. Liau

Name: Linda M. Liau, MD, PhD, MBA